EXCELSA S.p.A.

                    RESTRUCTURING AND SUBSCRIPTION AGREEMENT

         This RESTRUCTURING AND SUBSCRIPTION AGREEMENT (this "Agreement") is made as of this 16th day of May 2005 among Excelsa S.p.A., a corporation organized under the laws of the Republic of Italy (the "Company"), MSGI Security Solutions, Inc. (f/k/a Media Services Group, Inc.), a corporation organized under the laws of the State of Nevada ("MSGI"), and the other stockholders of the Company signatories hereto (the "Other Stockholders").

         WHEREAS, the Company has previously issued to MSGI 66,632 shares (the "Original Shares") of common stock (azioni ordinarie), par value (valore nominale) (euro)1.0 per share (the "Common Stock"), representing (after giving effect to such issuance) approximately 4.9% of the Company's then issued and outstanding shares of Common Stock, in exchange for aggregate cash consideration of (euro)1.25 million;

         WHEREAS, pursuant to a Subscription Agreement, dated as of January 3, 2005 (the "Second Subscription Agreement"), the Company agreed to issue and sell to MSGI 135,381 shares of its Common Stock (the "Unissued Shares"), in exchange for aggregate cash consideration of (euro)1,527,800 (the "Unissued Share Consideration" and, together with the purchase price paid by MSGI for the Original Shares, the "Investment");

         WHEREAS, as of the date hereof, the Unissued Share Consideration has been paid to the Company, but the Unissued Shares have not been issued;

         WHEREAS, the Company has agreed to prepare, in accordance with United States generally accepted accounting principles ("US GAAP"), consolidated financial statements of the Company and its subsidiaries as of and for (i) the six-month period ended June 30, 2003 and (ii) the fiscal years ended June 30, 2004 and 2005 (collectively, the "US GAAP Financial Statements"), and to allow for Amper, Politziner & Mattia P.C. and/or an affiliate thereof (the "Auditor") to conduct an audit of the US GAAP Financial Statements;

         WHEREAS, the Investment reflected a valuation of the Company based, among other things, on the consolidated financial statements of the Company referenced in the immediately preceding paragraph prepared in accordance with Italian generally accepted accounting principles ("Italian GAAP"), which the Company and MSGI believed at the time substantially reflected the value of the Company had such financial statements been prepared in accordance with US GAAP;

         WHEREAS, the Company has now made available to MSGI a preliminary draft of the US GAAP Financial Statements, which reflect a valuation of the Company that is significantly lower than that based on such financial statements prepared in accordance with Italian GAAP, resulting in a disproportionate benefit for the Other Stockholders;

         WHEREAS, the Company and the Other Stockholders agree that appropriate steps should be taken to remedy the situation and MSGI agrees that the consummation of the transactions contemplated hereby, including the issuance of the Additional Shares, the grant of the Option and the grant of a license to the RTS (each as defined below), constitute such appropriate steps, and that such transactions constitute full consideration for the Unissued Share Consideration;

         WHEREAS, the Company desires to issue and sell to MSGI 262,500 shares of Common Stock, representing in the aggregate (together with the Original Shares and after giving effect to such issuance) approximately 19.5% of the Company's issued and outstanding shares of Common Stock (the "Additional Shares"), and MSGI desires to acquire the Additional Shares, on the terms and conditions set forth herein (the "Purchase");

         WHEREAS, the Other Stockholders have agreed to vote in favor of an increase in the capital stock of the Company (and the waiver of their preemptive rights (diritti di opzione) in connection therewith) to allow for the Purchase (the "Capital Increase");

         WHEREAS, as an inducement for MSGI to enter into this Agreement, the Company has agreed to (i) grant to MSGI an option to purchase any and all shares of capital stock of Trust Italia S.p.A. currently owned, directly or indirectly, by the Company (the "Trust Italia Shares"), as set forth herein; (ii) grant to MSGI a license to use the Company's Real Time Security video surveillance platform ("RTS") pursuant to the terms set forth herein; and (iii) cause MSGI's shares of Common Stock to continue to represent in the aggregate, during the period set forth herein, no less than 19.5% of the Company's shares of Common Stock issued and outstanding from time to time; and

         WHEREAS, concurrently herewith, the Company, MSGI and the Other Stockholders are entering into an Option Agreement, pursuant to which the Other Stockholders have agreed to grant MSGI an option to purchase certain of their shares of Common Stock.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Subscription for Shares. Subject to the terms and conditions hereinafter set forth, MSGI hereby subscribes for and agrees to purchase from the Company the Additional Shares, and the Company agrees to sell the Additional Shares to MSGI. The parties acknowledge and agree that the purchase price for the Additional Shares has already been paid by MSGI as part of the payment of the Unissued Share Consideration. The number of Additional Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable or exercisable for Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock occurring on or after the date hereof and prior to the issuance of the Additional Shares.

2. Irrevocable Option on Trust Italia Shares.

(a) In consideration for the payment of the Unissued Share Consideration, the Company hereby grants to MSGI an irrevocable option (the "Option") to purchase all, but not less than all, of the Trust Italia Shares (together with any additional shares of capital stock of Trust Italia S.p.A. acquired by the Company after the date hereof, including through the exercise of any stock options, warrants, convertible or exchangeable securities or similar instruments, or any securities which the Company may receive in exchange for or in lieu of any Trust Italia Shares as a result of any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, spin-off, split-up or other similar transaction, the "Option Shares") for an aggregate purchase price of (euro)1,000,000 (the "Option Price"), at any time prior to the close of business on the 120th day after the date hereof (the "Option Period").

(b) The Company represents and covenants to MSGI as of the date hereof and as of the date of the Option Closing (as defined below) as follows:

                           (i) the Company is and shall be at the Option Closing
                  the sole record and beneficial owner and holder of the Option Shares, free and clear of all charges, claims, easements, encumbrances, equitable interests, liens, mortgages, options, pledges, rights of first refusal, preemptive or similar rights, security interests, warrants or restrictions of any kind (collectively "Liens");

                           (ii) the Option Shares are not subject to preemptive
                  or similar rights or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or instruments giving any person or entity the right to acquire any such Option Shares or to any commitments of any character relating to the Option Shares;

                           (iii) the Company has the full legal right, requisite
                  power and authority and (to the extent applicable) has taken all corporate action necessary in order to execute, deliver and perform fully its obligations under the Option and this
                  Section 2;

                           (iv) in connection with the performance and
                  consummation by the Company of the transaction contemplated by this Section 2, no notices, reports, submissions or other filings are required to be made by the Company or any other person or entity, nor are any consents, registrations, approvals, declarations, permits, orders, expiration of any applicable waiting periods or authorizations required to be obtained by the Company or any other person or entity from any Governmental Authority (as defined below); and

                           (v) the performance and consummation by the Company
                  of the transaction contemplated by this Section 2 will not conflict with, or result in a breach or violation of (x) any provision of the charter or bylaws of the Company; (y) any resolution adopted by the board of directors or the stockholders of the Company; or (z) any federal, state, local, municipal, or foreign law, administrative ruling, order, ordinance, award, decision, injunction, judgment, decree, settlement, order, writ, process, ruling, subpoena or verdict, or any contract, instrument, agreement, loan, note, mortgage, indenture, undertaking or other obligation (whether written or oral and express or implied) by which the Company is bound.

(c) The Company agrees and covenants that, during the Option Period, the Company shall not, directly or indirectly, without MSGI's prior written consent:

                           (i) sell, exchange, assign, transfer, lien, pledge,
                  encumber or otherwise dispose of, including by operation of law (or agree to any of the foregoing) ("Transfer"), any of the Option Shares or any interest therein, or otherwise agree to do any of the foregoing, except pursuant to the exercise by MSGI of the Option;

                           (ii) deposit any Option Shares into a voting trust or
                  enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

                           (iii) take any action that would make any
                  representation or warranty of the Company herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Company from performing its obligations hereunder; provided that, prior to the exercise of the Option, the Company shall possess all incidents of ownership of the Option Shares, including the right to receive or reinvest dividends with respect thereto and to vote such Option Shares.

(d) Notwithstanding the termination of the Option upon expiration of the Option Period, MSGI shall be entitled to exercise the Option with respect to which it has given written notice of its intention to exercise to the Company prior to such termination in accordance with Section 2(e), and thereafter the provisions of Section 2 shall continue to apply to the Option Shares.

(e) In the event that MSGI wishes to exercise the Option, it shall give the Company written notice thereof (the "Option Notice"), which notice shall specify the date (not earlier than three business days nor later than 15 business days from the date of the Option Notice), time and place for the closing of such purchase; provided, however, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated during such period with respect to the Company by reason of any applicable judgment, decree, order, law or regulation, it shall be consummated with respect to the Company (and the Company shall use its best efforts so that it is consummated) as promptly as practicable after the date on which such restriction has expired or been terminated.

(f) At the Option Closing, MSGI (or its designee) shall pay the Company the Option Price. Such payment shall be by wire transfer in immediately available funds to an account or accounts designated in writing by the Company.

(g) At the Option Closing, upon the delivery by MSGI of the Option Price, the Company shall deliver to MSGI (or its designee) a certificate or certificates representing the Option Shares, which shares shall be free and clear of all Liens.

(h) In the event of any change in the capital stock of Trust Italia S.p.A. by reason of a stock dividend, split-up, stock split, reverse stock split, merger, reorganization, recapitalization, combination, consolidation, spin-off, exchange of shares or otherwise, the type, number and amount of Option Shares, and the consideration payable therefor, shall be adjusted appropriately so that MSGI shall receive, upon exercise of the Option, the type, number and amount of Option Shares that MSGI would have been entitled to receive if the Option had been exercised immediately prior to such event, and a certificate with respect thereto, signed by an officer of the Company, shall be delivered by the Company to MSGI; provided, however, that the Company shall use its best efforts to provide MSGI with written notice of any such transaction or change and a reasonable opportunity to exercise the Option immediately prior thereto. The provision of this Section 2(h) shall apply in a like manner to successive stock dividends, split-ups, stock splits, reverse stock splits, mergers, reorganizations, recapitalizations, combinations, consolidations, spin-offs, exchanges of shares or other similar transactions.

3.       MSGI Nominee.

         (a) The Company and the Other Stockholders agree that, for so long as MSGI shall continue to own in the aggregate Common Stock representing 19.5% or more of the Common Stock at any time issued and outstanding or such shorter period as permitted by the Italian Civil Code, then MSGI shall have the right to appoint one (1) director to the Company's Board of Directors (the "MSGI Nominee").

         (b) The Company and the Other Stockholders agree to take all actions necessary or appropriate to cause the MSGI Nominee to be nominated to serve as a director on the Board of Directors of the Company.

         (c) MSGI shall be entitled to remove the MSGI Nominee from the Company's Board of Directors at any time, with or without cause, and to replace the MSGI Nominee in the event of his or her death, disability, retirement, resignation or removal. The Company and the Other Stockholders agree to take all actions necessary or appropriate to give effect to such removal or replacement.

4. RTS License. In consideration for the payment of the Unissued Share Consideration, the Company hereby grants to MSGI a royalty-free right and license (with respect to up to 2,500 surveillance cameras), including the right to grant sublicenses therein, to RTS in the United States (including its states, territories, possession and the District of Columbia) for a period of 24 months from the date hereof. The Company and MSGI agree that such license and right shall be exclusive in the United States, except as otherwise consented to in writing by MSGI, which consent shall not be unreasonably withheld.

5. Representations of the Company. The Company represents and warrants to MSGI, as follows:

         (a) Compliance with Securities Laws. The offer, offer for sale, and subscription for and sale of the Additional Shares complies and will comply with Italian securities laws or has been and will be made in reliance on an exemption from registration thereunder.

         (b) Organization and Qualifications. The Company is duly organized, validly existing and (if legally applicable) in good standing under the laws of the Republic of Italy, and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and (if legally applicable) is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary.

         (c) Capitalization. The authorized, issued and outstanding capital stock of the
Company as of the date hereof consists of 1,425,219 shares of Common Stock. The Common Stock constitutes all the issued and outstanding capital stock of the Company, and there are no treasury shares. All outstanding shares of Common Stock have been duly and validly issued, are fully paid and were not issued in violation of any preemptive or other rights. Except for 58,800 options to purchase Common Stock, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Common Stock or obligating the Company to issue, sell, repurchase or redeem any shares of Common Stock, or any other interest in, the Company. Upon approval by the stockholders of the Capital Increase, the Additional Shares will be duly and validly issued, fully paid and not issued in violation of any preemptive or other rights. The Other Stockholders own beneficially and of record, and at a time immediately prior to the Purchase, will own beneficially and of record, at least 51.0% of the Common Stock issued and outstanding as of such dates.

         (d) Financial Statements; No Liabilities. The audited consolidated financial statements of the Company and its subsidiaries as of and for the fiscal year ended December 31, 2003, true and correct copies of which have been delivered to MSGI (the "Financial Statements"), have been prepared in accordance with (i) the books of account and other financial records of the Company and its subsidiaries and (ii) generally accepted accounting principles of the Republic of Italy ("Italian GAAP"), consistently applied, during the periods involved (except as may be otherwise indicated in the Financial Statements or the report and notes related thereto). The Financial Statements fairly present in all material respects in accordance with such books and records and Italian GAAP the consolidated financial position of the Company and its subsidiaries as of the dates thereof. There are no material liabilities of the Company or any of its subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with Italian GAAP, other than liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, or (ii) incurred since December 31, 2003 in the ordinary course of business of the Company and its subsidiaries. No later than June 3, 2005, the Company shall deliver to MSGI true and complete copies of the unaudited consolidated financial statements of the Company and its subsidiaries as of and for the twelve months ended December 31, 2004, as approved by the Company's Board of Directors. When delivered, such consolidated financial statements shall (i) have been prepared in accordance with (x) the books of account and other financial records of the Company and its subsidiaries and (y) Italian GAAP consistently applied, during the periods involved, and (ii) fairly present in all material respects in accordance with such books and records and Italian GAAP the consolidated financial position of the Company and its subsidiaries as of the dates thereof (except for the absence of notes thereto and normal year-end adjustments). There are no material liabilities of the Company or any of its subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with Italian GAAP, other than liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, or (ii) incurred since December 31, 2004 in the ordinary course of business of the Company and its subsidiaries.

         (e) Subsidiaries. Each subsidiary of the Company is duly organized, validly existing and (if legally applicable) in good standing under the laws of its jurisdiction of organization and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as now conducted and contemplated to be conducted. Each such subsidiary is duly qualified as a foreign corporation to do business and (if legally applicable) is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The subsidiaries of the Company and their respective jurisdictions of organization and ownership by the Company are as follows: Real Time Security Italia S.r.l. (Italy, 99% owned) (which is currently being liquidated); and Stealth F117 S.r.l. (Italy, wholly owned). At least a majority of the outstanding capital stock or other voting securities or other equity interests of each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any charges, liens, encumbrances or other restrictions ("Liens") (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other equity interests), other than Liens securing obligations that are reflected in the Financial Statements or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of any of the Company's subsidiaries, or obligating such subsidiary to issue, sell, repurchase or redeem any shares of such capital stock, or any other interest in, such subsidiary.

         (f) Absence of Changes. Since December 31, 2003, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (other than with respect to clause (xi) below), neither the Company nor any of its subsidiaries have (i) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, (ii) made or suffered any changes in its contingent obligations by way of guaranty, endorsement (other than the endorsement of checks for deposit in the usual and ordinary course of business), indemnity, warranty or otherwise,
(iii) mortgaged, pledged or subjected to a Lien (other than Liens securing obligations that are reflected in the Financial Statements) any of its assets, tangible or intangible, (iv) sold, transferred or leased any of its assets except in the usual and ordinary course of business and consistent with past practices, (v) cancelled or compromised any debt or claim, or waived or released any right, (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) adversely affecting any of its properties, business or prospects, (vii) entered into any transaction other than in the usual and ordinary course of business except for this Agreement, (viii) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding securities, (ix) made any change in the accounting principles, methods or practices followed by it, or (x) suffered or experienced any change in, or condition affecting, its condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (g) Title to Assets; Sufficiency of Assets. The Company and each of its subsidiaries have good and marketable title to all (real and personal) property and assets owned by it, free and clear of all Liens, other than Liens securing obligations that are reflected in the Financial Statements or that have been incurred after the date of the Financial Statements in the ordinary course of business and that are not significant or important in relation to the Company's business. The property and assets owned or leased by the Company and its subsidiaries, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and its subsidiaries and are adequate to conduct such businesses as currently conducted or contemplated to be conducted.

         (h) Proprietary Rights. Each of the Company and its subsidiaries owns, or is duly licensed to use or possess, or possesses exclusive and enforceable rights to use all patents, patent applications, trademarks, service marks, copyrights, trade secrets, processes, formulations, technology, software and know-how used in the conduct of its business (the "Proprietary Rights"). Neither the Company nor any of its subsidiaries have received any notice of any claims, and the Company does not have any knowledge of any threatened claims, and knows of no facts which would form the basis of any claim, asserted by any Person (as defined below) to the effect that the sale or use of any product or process now used or offered by the Company or its subsidiaries proposed to be used or offered by the Company or its subsidiaries infringes on any patents or infringes upon the use of any such Proprietary Rights of another person and, to the best of the Company's knowledge, no others have infringed the Company's or any of its subsidiaries' Proprietary Rights. For purposes of this Agreement, "Person" shall mean any individual, corporation, limited liability company, partnership, trust, unincorporated association, government, governmental authority, or any other entity.

         (i) Material Contracts. Each contract, agreement or instrument that is material to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (collectively, the "Material Contracts") is in full force and effect and is enforceable in accordance with its terms, except for such failures to be in full force and effect as are not significant or important in relation to Company's business. Neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any other party to any Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Material Contract, except for such violations and defaults as are not significant or important in relation to the Company's business.

         (j) Litigation. There is no material action, suit, investigation, claim or proceeding at law or in equity by or before any arbitrator, court, governmental instrumentality or agency, self-regulatory organization or body or public board now pending or, to the best of the Company's knowledge, threatened against the Company, its subsidiaries, or any of the Company's officers or directors in their capacities as such. Neither the Company nor any of its subsidiaries is subject to any judgment, order, writ, injunction or decree of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (k) Authorization; Non-Defaults; Non-Contravention. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue the Additional Shares (subject only to receipt of any required stockholder approval). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Additional Shares, have been duly authorized by the Company's board of directors. This Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms. Neither the Company nor any of its subsidiaries is in violation of or in default under, nor will the execution and delivery of this Agreement or consummation of the transactions contemplated hereby, result in a violation of or constitute a default in the performance or observance of any obligation under: (i) the certificate of incorporation or bylaws or other organizational document of the Company or any of its subsidiaries; or (ii) any material indenture, mortgage, contract, or other agreement or instrument to which any of the Company or its subsidiaries is a party or by which it or its property is bound; or (iii) any material order, writ, injunction or decree of any court of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         (l) Taxes. Each of the Company and its subsidiaries has (i) filed all tax returns that are required to be filed by it or otherwise met its disclosure obligations to the relevant agencies (except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and all such returns are true and correct in all material respects, (ii) paid or adequately provided for all tax liabilities of the Company or such subsidiary as reflected on such returns or pursuant to any assessments received by it or that it is obligated to withhold from amounts owing to any employee, creditor or third party, in each case, in all material respects (provided that the Company is current with the payment of social security contributions (contributi previdenziali) payable to Istituto Nazionale della Previdenza Sociale (INPS) through December 31, 2004), and (iii) properly accrued all taxes required to be accrued by Italian GAAP consistently applied. The income tax returns of the Company and its subsidiaries have not been audited by any government or regulatory authorities since the Company's inception. Neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency. Each of the Company and its subsidiaries has withheld and paid over all taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor or other party. No claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not pay tax or file a tax return that the Company or such subsidiary may be subject to tax in such jurisdiction. MSGI shall not be required to include in income any amount attributable to the operations or business of the Company and its subsidiaries for the period prior to the Purchase. For purposes of this Agreement, (i) the term "taxes" includes federal, state, local and foreign taxes (including value added tax) which are payable or remittable by the Company or any of its subsidiaries or paid or remitted on the Company's or such subsidiary's property, income or assets, and all additions to tax, penalties and interest relating thereto; and (ii) "tax return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including interest and penalties.

         (m) Compliance With Laws; Licenses, Etc. Neither the Company nor any of its subsidiaries is in violation of its certificate of incorporation, bylaws or other organizational document, and neither has received notice (or has knowledge) of any violation of or non-compliance with any laws (including environmental laws, and laws, rules and regulations, or collective bargaining agreements, respecting employment and employment practices), ordinances, regulations and orders applicable to its business, except for such violations or non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries have all material licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, "Licenses") required by every government or regulatory body for the operation of its business as currently conducted and the use of its properties. The Licenses are in full force and effect and no violations currently exist in respect of any License and no proceeding is pending or, to the best of the Company's knowledge, threatened to revoke or limit such License. The subscription for and issuance of the Additional Shares complies and will comply with the applicable provisions of the Italian Civil Code, including articles 2438, 2439, 2441 and 2444 thereof.

         (n) Consents. Except as otherwise provided in this Agreement, (i) the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, and (ii) all consents, authorizations, orders, filings and registrations that the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

         (o) Authorization of Shares; Title to Shares. The issuance, sale and delivery of the Additional Shares have been duly authorized by all requisite corporate action of the Company (except for the receipt of any required stockholder approval). When so issued, sold and delivered in accordance with the terms hereof, the Additional Shares will be duly executed, issued and delivered and will constitute valid and legal obligations of the Company enforceable in accordance with their respective terms, and will not be subject to preemptive or other similar rights of stockholders of the Company or others. Upon delivery of the Additional Shares to MSGI, MSGI shall receive from the Company good and marketable title thereto free and clear of all Liens (other than Liens created as a result of actions of MSGI), and the Company shall have paid all taxes, if any, in respect of the original issuance thereof.

         (p) Affiliate Transactions. There are no oral or written agreements or transactions between the Company or any of its subsidiaries and any officer, director, stockholder or affiliate of the Company or such subsidiary (except for intercompany transactions that are reflected in the Financial Statements or the report and notes related thereto), other than payment of compensation for services rendered by the Company's and its subsidiaries' employees in the ordinary course of employment therefor.

         (q) Brokers. Neither the Company nor any of its subsidiaries, officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.

6. Covenants of the Company.

         (a) As promptly as practicable after the execution of this Agreement (but no later than July 31, 2005), the Company shall cause a meeting of stockholders of the Company to be convened for the purpose of approving the Capital Increase and issuance of the Additional Shares (the "Stockholder Meeting"), and shall take all other actions as are necessary or appropriate (including using its best efforts to cause all stockholders of the Company to waive their preemptive rights, to amend Article 9 and Article 26 of the Company's charter (statuto) in order to remove the right of first refusal (diritto di prelazione) provided for therein and in order to reduce the size of the Company's Board of Directors from 7 to 3 members (the "Charter Amendments")) to effect such increase and issuance on or before thirtieth (30th) and sixtieth
(60th) day after the date hereof, respectively. The Company shall provide MSGI promptly with written evidence of such approval and any such other actions, including (i) a table showing the capitalization of the Company immediately following such issuance, and (ii) the recording of the Purchase on the Company's books and records on or before thirty (30) days after the date of such increase and issuance (the "Effective Date"). The Company shall use its reasonable best efforts so that as soon as practicable after the date hereof, MSGI shall become stockholder of the Company for all effects and purposes with respect to the Additional Shares, including in respect of any benefits or rights (including voting rights) that accrue to stockholders of the Company under Italian law or existing agreements or other instruments; provided, that, effective as of the date of this Agreement, MSGI shall be entitled to receive any financial or other reports which the Company delivers to its stockholders.

         (b) US GAAP Financial Statements. The Company shall take any and all actions as are necessary or appropriate to (i) prepare, in accordance with US GAAP, the US GAAP Financial Statements and (ii) allow for the Auditor to conduct an audit of the US GAAP Financial Statements. The Company shall use its best efforts to deliver to MSGI the US GAAP Financial Statements as soon as practicable after the date hereof and, in any event, by December 31, 2005.

         (c) Extraordinary Transactions. The Company agrees that from the date hereof until December 31, 2005 (the "Consent Period"), none of the Company and its subsidiaries or any of their respective officers, directors, representatives or agents, nor any of the Other Stockholders will, without (as applicable) MSGI's prior written consent or (if the MSGI Nominee has been and continues to be appointed to the Company's Board of Directors) the unanimous vote of the Company's Board of Directors, enter into (i) any transaction or series of related transactions, relating to the sale, transfer, pledge, encumbrance, assignment or otherwise disposition (collectively, the "Transfer") of 50% or more of the capital stock or assets of the Company and its subsidiaries taken as a whole or (ii) any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any other transaction that under Italian law would require the approval of the Company's stockholders.

         (d) Changes in Stated Capital. From the date hereof until December 31, 2005 (the "No Dilution Period"), unless otherwise consented to in writing by MSGI prior thereto, the Company shall cause MSGI's shares of Common Stock to represent in the aggregate no less than 19.5% of the Company's shares of Common Stock issued and outstanding from time to time. Without limiting the foregoing, in the event that the Company, during the No Dilution Period, issues shares of Common Stock (whether in connection with a capital increase or a merger, recapitalization or other transaction) or takes any other action that results in a change in the Company's stated capital (capitale sociale), following which MSGI's shares of Common Stock represent in the aggregate less then 19.5% of the Company's shares of Common Stock then issued and outstanding (each, an "Applicable Event"), then the Company shall pay to MSGI an amount in cash (the "Applicable Amount") equal to the amount that, but for this Section 6(d), MSGI would have paid to the Company in connection with the such issuance or other action by the Company; it being understood and agreed that, MSGI's ability to subscribe to such issuance (or otherwise participate in such capital increase or transaction) or action by the Company, on any basis other than for no (cash or other) consideration (and provided that, immediately thereafter, MSGI's shares of Common Stock represent in the aggregate not less than 19.5% of the Company's shares of Common Stock issued and outstanding) shall not be deemed to be compliance by the Company with the provisions of this Section 6(d). The Applicable Amount shall be payable by the Company, pursuant to Section 1424 of the Italian Civil Code, either as liquidated damages (clausola penale) (and the parties acknowledge and agree that such amount represents a reasonable estimate of the damages which MSGI will incur as a result of the Company's failure to comply with this Section 6(d), provided, however, that this provision shall not limit MSGI's right to receive reimbursement for attorneys' fees, nor waive or affect any of MSGI's rights under the other provisions of this Agreement) or in satisfaction of the Company's obligation to pay such amount upon the occurrence of an Applicable Event.

         (e) Representations and Warranties and Agreements of Stockholders.

         (i) Each of the Other Stockholders irrevocably agrees (with respect to any shares of Common Stock currently owned or hereafter acquired by such Other Stockholder, the "Subject Shares"), and the Company will use its best efforts to cause all of its stockholders, to vote in favor of the Capital Increase, and each Other Stockholder hereby approves any and all transactions contemplated by this Agreement. Each Other Stockholder further agrees that, during the Consent Period, such Other Stockholder shall not Transfer, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of such Other Stockholder's Subject Shares or any interest therein, except for Transfers among Other Stockholders who are parties to and bound by this Agreement; (x) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Other Stockholder's Subject Shares that would be inconsistent with such Other Stockholder's obligations hereunder; (y) enter into, or deposit such Other Stockholder's Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Other Stockholder's Subject Shares; or (z) commit or agree to take any of the foregoing actions.

         (ii) By executing this Agreement, each Other Stockholder represents and warrants that (w) such Other Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (x) such Other Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Other Stockholder, enforceable against such Other Stockholder in accordance with its terms; (y) neither the execution and delivery of this Agreement by such Other Stockholder, nor the performance by such Other Stockholder of its obligations hereunder will, (A) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Person, or violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Other Stockholder or such Other Stockholder's Subject Shares, (B) if such Other Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, or (C) result in a violation or breach of, or constitute a default under any material contract, trust, agreement, instrument, commitment or arrangement applicable to such Other Stockholder or such Stockholder's Subject Shares, or result in the creation of a Lien with respect to any of such Stockholder's Subject Shares, except, in the case of clause (C), as would not reasonably be expected to prevent, materially delay or otherwise materially impair such Other Stockholder's ability to perform its obligations hereunder; and (z) such Other Stockholder is the record and beneficial owner of, and holds the exclusive right to vote, the shares of Common Stock set forth opposite such Other Stockholder's name on the signature pages to this Agreement, free and clear of any Liens or any other limitation or restriction, such shares represent all of the shares of capital stock of the Company owned (beneficially or of record) by such Stockholder (except shares of Common Stock which may be acquired by such Other Stockholder upon exercise of options held by such Other Stockholder as of the date hereof), and there are no outstanding options or other rights to acquire from such Other Stockholder, or obligations of such Other Stockholder to Transfer, any shares of Common Stock.

         (iii) Without limiting the foregoing, each Other Stockholder hereby irrevocably appoints Ben Christian Rispoli and Riccardo Lora and each of them, as the sole and exclusive attorneys and proxies of such Other Stockholder, with full power of substitution and resubstitution, to the full extent of such Other Stockholder's rights with respect to such Other Stockholder's Subject Shares until the date of the Purchase (unless this Agreement is earlier terminated) to, in such Other Stockholder's name, place and stead, exercise all voting and other rights (including the power to execute and deliver written consents with respect to the Subject Shares) of such Other Stockholder at the Stockholder Meeting or otherwise, in favor of the Capital Increase, the issuance of the Additional Shares, the waiver of such Other Stockholder's preemptive rights, and the Charter Amendments, and in favor of any matter that could reasonably be expected to facilitate the Capital Increase, as contemplated by this Agreement. Upon the execution hereof, all prior proxies given by the Other Stockholders with respect to the Subject Shares are hereby revoked and no subsequent proxies will be given. This proxy is coupled with an interest and irrevocable, and is granted in order to secure the obligations of the Other Stockholders under this Agreement. Without limiting the foregoing, each Other Stockholder shall deliver to MSGI a proxy, in form and substance satisfactory to MSGI, substantially to the effect of this Section 6(e)(iii).

7. Further Assurances. Each of the parties hereto and each Other Stockholder shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as each party may reasonably request, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8. Notices. Any notices, consents, waivers or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (iii) two (2) business days after deposit with an overnight courier service, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be the following (or such other address and/or facsimile number of a party as shall be specified in a notice given in accordance with this Section 8 to the other party):

                  If to the Company:

                  Excelsa S.p.A
                  Via Nino Bixio 21
                  18038 Sanremo (IM)
                  Italy
                  Facsimile (from the US): 011-39-0184-547-780
                  Attention: Ben Christian Rispoli
                                Avv. Francesca Bertoldo
                                Avv. Maria Vittoria Bina

                  If to  MSGI:

                  MSGI Security Solutions, Inc.
                  575 Madison Avenue
                  New York, New York 10022
                  Facsimile:  (917) 339-7166
                  Attn.: Jeremy Barbera, Chairman & CEO

                  With a copy (which shall not constitute notice) to:

                  Greenberg Traurig, LLP
                  MetLife Building
                  200 Park Avenue
                  New York, New York  10166
                  Facsimile:  (212) 801-6400
                  Attention:  Alan I. Annex, Esq.
                                  Lorenzo Borgogni, Esq.

                  If to the Other Stockholders :

                  Excelsa S.p.A
                  Via Nino Bixio 21
                  18038 Sanremo (IM)
                  Italy
                  Facsimile (from the US): 011-39-0184-547-780
                  Attn.: Ben Christian Rispoli and Riccardo Lora

9. Expenses. All costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses. The parties agree that, notwithstanding the last sentence of Section 3(b) of the Subscription Agreement dated as of December 1, 2004 between the Company and MSGI, the Company shall pay all fees and expenses incurred by it as a result of complying with Section 6(b) hereof and all fees and expenses relating to the preparation of the US GAAP Financial Statements and of the Auditor.

10. Interpretation. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

11. Disclosure. Neither party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with news media without the prior consent of the other party, except as may be otherwise required by applicable law or regulation (including, in the case of MSGI, United Stated federal securities laws), by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with or the rules of any applicable securities exchange or automated quotation system (including, in the case of MSGI, the rules of The Nasdaq Stock Market). The parties shall cooperate as to the timing and contents of any such press releases or public announcements.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

14. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties), as the case may be.

15. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto (other than the Other Stockholders) and a majority (in number of shares of Common Stock) of the Other Stockholders or (b) by a waiver in accordance with Section 16 below.

16. Waiver. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

17. Termination. The parties agree that if the Capital Increase and issuance of the Additional Shares are not effected by the deadlines set forth in Section 6(a), MSGI shall have the right to terminate this Agreement effective ab initio; provided, however, that this Section 17 shall not limit, waive or otherwise affect MSGI's rights under other provisions of this Agreement.

18. Specific Performance. The Company acknowledges and agrees that MSGI would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which MSGI may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking, including any relief available under article 2932 of the Italian Civil Code.

19. Termination of Second Subscription Agreement. The Second Subscription Agreement is hereby terminated in its entirety as of the Effective Date and, from and after the Effective Date, shall be null and void and of no further force or effect.

20. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

21. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Italy, without regard to its conflict of laws provisions. Any litigation arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the relevant Court of Milan, provided, however, that any such litigation brought by any party hereto in Italy shall be subject to the exclusive jurisdiction of the relevant Court of Milan. Consistent with the preceding sentence, the parties hereto hereby submit to the non-exclusive or exclusive, as the case may be, jurisdiction of such Court for the purpose of any litigation arising out of or relating to this Agreement.

22. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Restructuring and Subscription Agreement as of the day and year first written above.

                                 EXCELSA S.P.A.


                                       By:
                                           -------------------------------
                                            Name:  Ben Christian Rispoli
                                            Title:  Chairman


                                       MSGI SECURITY SOLUTIONS, INC.


                                       By:
                                            ------------------------------
                                            Name:  Jeremy Barbera
                                            Title:  Chairman & CEO


                                       OTHER STOCKHOLDERS:


                                       ------------------------
                                       Ben Christian Rispoli


                                       ------------------------
                                       Gianluca Longo


                                       ------------------------
                                       Gianluca Vinciguerra


                                       ------------------------
                                       Riccardo Lora


                                       ------------------------
                                       Carlo Venditto


                                       ------------------------
                                       Luca Giovannetti